Exhibit 99.1


              NAVIDEC FINANCIAL SERVICES RECALLS SHARE DISTRIBUTION



     GREENWOOD VILLAGE, Colorado, March 17, 2005 - Navidec Financial Services, Inc. ("NFS") announced today, that it is canceling the recent (February 2, 2005) distribution of certain of its non-restricted shares of common stock. This is due largely to problems that have arisen from circumstances whereby in several instances the stock was credited to the wrong accounts, other accounts were improperly debited NFS shares and several persons entitled to receipt of the share distribution were not properly credited with their securities. Through agreement with NASDAQ, NFS intends to cancel the original distribution of these non-restricted securities followed almost immediately by the establishment of a new distribution of restricted securities. The reissued securities will bear a new Cusip number for identification purposes. As a result, NFS believes, that it will be able to properly direct the new restricted certificates to the appropriate accounts of record as of September 9, 2004. This approach is being taken based on the fact that the securities issued were not registered pursuant to the '33 Act and that no market for the Navidec Financial Services, Inc. common shares currently exists. We believe that the NFS shareholders that have received their certificates in their name will not be required to take any action at this time and that arrangements can be made to allow those certificates to automatically convert to the new certificates upon transfer or deposit of the certificates into the holders brokerage accounts.

     As soon as we are able to establish a market for our shares, our lawyers will issue an opinion letter to the transfer agent listing the shareholders and certificate number that will be permitted to resale their securities without further restriction and we will notify each shareholder accordingly.

     This Press Release contained forward-looking statements based on our current expectations about our company and our industry. You can identify these forward-looking statements when you see us using the words such as "expect," "anticipate," "estimate," "believes," "plans" and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.


About Navidec Financial Services, Inc.

Navidec Financial Services, Inc. provides financial consulting services, and evaluates, purchases, and grows business opportunities. Contact information:
Robert D. Grizzle, CFO, phone 303-222-1120.